UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2016

Commission File Number   000-27261

CH2M HILL Companies, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	93-0549963
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

9191 South Jamaica Street,
Englewood, CO	80112-5946
(Address of principal executive offices)	(Zip code)

(303) 771-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sale of Equity Securities

On May 27, 2015, CH2M HILL Companies, Ltd., a Delaware corporation (the “Company”), entered into a subscription agreement (the “Subscription Agreement”) for the sale of shares of Series A Preferred Stock (the “Shares”) with AP VIII CH2 Holdings, L.P. (the “Purchaser”), an entity owned by investment funds affiliated with Apollo Global Management, LLC. Pursuant to the Subscription Agreement, on June 24, 2015, the Company sold and issued an aggregate of 3,214,400 Shares to the Purchaser at a price of $62.22 per share for an aggregate purchase price of approximately $200 million in private placement.

On April 11, 2016, pursuant to the Subscription Agreement, the Company sold and issued in a second closing an aggregate of 1,607,200 Shares to the Purchaser at a price of $62.22 per share for an aggregate purchase price of approximately $100 million in a private placement. The Company offered and sold the Shares in reliance on the exemption from registration provided by Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, on the basis that the Purchaser was an accredited investor and that the Company did not use general solicitation or advertising to market the Shares and otherwise satisfied the requirements of the exemption. The rights, privileges and preferences of the Shares are summarized under the heading “Certificate of Designation” in the Company’s 8-K filed with the SEC on June 24, 2015, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CH2M HILL COMPANIES, LTD.

Date: April 13, 2016	By:	/s/ Gary L. McArthur
Gary L. McArthur
Executive Vice President and Chief Financial Officer